The Simply Good Foods Company
1225 17th Street, Suite 1000
Denver, CO 80202
October 4, 2018
NOTICE OF REDEMPTION
Dear Public Warrant Holder,
The Simply Good Foods Company (the “Company”) hereby gives notice that it is redeeming, on November 5, 2018, all of the Company’s outstanding public warrants to purchase common stock. As a result, any public warrants that remain unexercised immediately after 5:00 p.m. New York City time on November 5, 2018, will be void and no longer exercisable and their holders will have no rights with respect to those public warrants, except to receive the redemption price of $0.01 per public warrant.
The public warrants trade on the NASDAQ Capital Market under the trading symbol “SMPLW.”
On October 1, 2018, the closing price of the public warrants was $7.90 and the closing price of the shares of common stock was $19.46. As a result of the redemption of the outstanding public warrants, the public warrants will cease to be listed on the NASDAQ Capital Market effective at the closing of trading on November 5, 2018.
TERMS OF REDEMPTION; CESSATION OF RIGHTS
The rights of the public warrant holders to exercise their public warrants will terminate immediately after 5:00 p.m. New York City time on November 5, 2018 (the “Redemption Date”). At 5:00 p.m. New York City time on the Redemption Date and thereafter, holders of unexercised public warrants will have no rights with respect to those warrants, except to receive, upon surrender of their public warrant certificates, the redemption price of $0.01 per public warrant. We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your public warrants.
The Company is exercising this right to redeem the public warrants pursuant to the terms of the Warrant Agreement, dated as of July 14, 2016, governing the public warrants (the “Warrant Agreement”). Pursuant to the Warrant Agreement, the Company has the right to redeem all of the outstanding public warrants if the last sales price of the Company’s common stock equals or exceeds $18.00 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which a notice of redemption is given. The last sales price of the Company’s common stock has been at least $18.00 per share on each of 20 trading days within the 30 day trading period ending on October 1, 2018 (which is the third business day prior to the date of this notice).

EXERCISE PROCEDURE
Public warrant holders have until 5:00 p.m. New York City time on November 5, 2018 to exercise their public warrants to purchase common stock of the Company. Each public warrant previously entitled the holder to purchase one share of common stock of the Company at a cash price of $11.50 per public warrant share exercised.
In accordance with the Warrant Agreement, the Board of Directors has elected to require that all public warrants be exercised on a cashless basis.
As a result of the Board of Directors having made this election, holders may no longer exercise public warrants in exchange for payment in cash of the $11.50 per share exercise price. Instead, a holder exercising a public warrant will be deemed to pay the $11.50 exercise price by the surrender of 0.61885 of a share of common stock that such holder would have been entitled to receive upon a cash exercise of each public warrant. Accordingly, by virtue of the cashless exercise of the public warrants, exercising warrantholders will receive 0.38115 of a share of the Company’s common stock for each public warrant surrendered for exercise.

The 0.61885 of a share that each exercising warrant holder will surrender by virtue of the cashless exercise (instead of paying the $11.50 per share cash exercise price) was calculated in accordance with the terms of the Warrant Agreement by dividing the $11.50 exercise price, by $18.583, the average of the last sale price of the Company’s common stock over the ten (10) trading days ending on October 1, 2018, the third business day prior to the date of this notice.
If any holder of Public Warrants would, after taking into account all of such holder’s Public Warrants exercised at one time, be entitled to receive a fractional interest in a share of the Company’s common stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.
Those who hold their public warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their public warrants.
Persons who are holders of record of their public warrants may exercise their public warrants by sending:
1. The public warrant certificate; and
2. A fully and properly completed “Election to Purchase” (which is located at the back of your public warrant certificate), duly executed and indicating, among of things, the number of public warrants being exercised, to:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Reorganization Department
Telephone: (212) 509-4000
The method of delivery of the public warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.
The public warrant certificate and the fully and properly completed Election to Purchase must be received by Continental Stock Transfer & Trust Company at or prior to 5:00 p.m. New York City time on November 5, 2018. Public warrants which are received on or after such time will not be exercised, but will be redeemed.
For holders of public warrants who hold their warrants in “street name,” provided that an Election to Purchase is received by Continental Stock Transfer & Trust Company at or prior to 5:00 p.m. New York City time on November 5, 2018, broker-dealers shall have two business days to deliver the public warrant to Continental Stock Transfer & Trust Company.
Any public warrant received which is received without the Election to Purchase having been duly executed and fully and properly completed will be deemed to have been delivered for redemption (at $0.01 per public warrant), and not for exercise.

PROSPECTUS
A prospectus covering the common stock issuable upon the exercise of the public warrants (and the supplements thereto) is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-217244) (the “SEC”). A copy of this prospectus and the supplements thereto) is available at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an Internet website that contains a copy of this registration statement. The address of this site is www.sec.gov. To obtain a copy of the prospectus (and the supplements thereto), please send an email request to mpogharian@thesimplygoodfoodscompany.com.

REDEMPTION PROCEDURE
Payment of the amount to be received on redemption ($0.01 per public warrant) will be made by the Company upon presentation and surrender of the public warrant for payment after 5:00 p.m. New York City time on November 5, 2018. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their public warrants. Persons who are holders of record of their public warrants may redeem their public warrants by delivering their certificates representing their public warrants to:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Reorganization Department
Telephone: (212) 509-4000

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Any questions you may have about redemption and exercising your public warrants, may be e-mailed to mpogharian@thesimplygoodfoodscompany.com or directed to Continental Stock Transfer & Trust Company at its address and telephone number set forth above.

Sincerely,

/s/ Joseph E. Scalzo
Joseph E. Scalzo
President and Chief Executive Officer

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